UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VERSUM MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)

MERCK KGAA
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The following are certain excerpts from the transcript of a town-hall meeting held by Merck KGaA, Darmstadt, Germany.

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Wolfgang Westphal-Petersen: How does this move fit into the Group strategy?

Marcus Kuhnert: It fits very well in the Group strategy. And there are a couple of reasons for that. So, first of all, I think you know that we, as a management board, we are following some, I could say ‘ground rules,’ when we are aiming to develop our portfolio over the next couple of years. We call these internally ‘guard rails.’ And one guard rail obviously is that we are very happy with the three-pillar structure that the Group currently has, and we want to maintain that. And that means on the one hand – so if you want to take, let’s say, some concrete conclusions out of that – one conclusion is that you should not expect that over the next, let’s say, five years or so or even longer, we would sell a major part of our company. Secondly, we also would not – there’s a very high probability – we would not add a fourth leg to the company.

That means we would stick with the three pillars that we have. That’s the first thing. But, that also means that we want to develop all of the three pillars. We would want to avoid that one or more of our business sectors become overly dominant. At the same time, we want to avoid that one sector gets marginalised.

When you look on the situation of Performance Materials to date, we have some 16% of Group sales at the moment in PM or allocated to PM. Due to the fact that the growth dynamics with regard to the declining display materials business over the next couple of years will be a little bit muted compared to the steep growth momentum in Life Science and now the accelerated growth momentum in healthcare with the anticipated pipeline sales, this ratio in a do-nothing scenario will go down to some 10% in 2022. Yeah.

So, with the move now to acquire Versum, we are bringing the sales ratio up to some 23% if we take 2018 numbers, yeah? And this, let’s say, three-pillar structure has one very simple explanation and reasoning, which is risk diversification; very important for us as a management board, but even more important for the Merck family.

The second reason why this fits strategically very well is that we, together, have said we want to be a leading science and technology company, and when you look on what Versum is doing, they are doing exactly this. They have innovative materials which will enable us, actually, to cover our semiconductor and display industry customers over the next couple of years in a time when they need innovation. When the need for data processing, data storage is going to increase exponentially, when you need new chip technologies and innovative materials to make this happen. And, moreover, Versum also, by itself, has a strong history and a strong focus on R&D and on innovation, so that’s why they fit very nicely to us.

Let me mention a third point and this third point is M&A. Kai has touched it in his first words to you. I believe mergers and acquisitions is a key capability that we have, a key competitive advantage; I believe we are exceptionally good in that, and that is also – or has been demonstrated also by our track record over the last 12 years. We have moved more than €40 billion in terms of acquisitions, a little bit more than divestments, a little bit less, but still both areas are present, and I can tell you we are especially good in making the big deals happen and making the big deals successful. Look on Serono, on Millipore, on AZ and, last but not least, on Sigma-Aldrich; all of these deals are financially very successful, all of these deals have, basically, fully delivered or even exceeded the expectations, and they brought us in such a strong position where we are currently today. So M&A is a key capability of ours, it’s a competitive advantage, and thus is why M&A, also going forward, will always be used to generate, to create value for the Group.

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Versum History

So, first of all, exciting company. So we have, on a chart, some facts on this one, don’t we? Or probably we don’t, maybe next chart is a different one, or is that the –

Speaker: That’s the one.

Kai Beckmann: Ah, that’s the Versum chart, right, that’s right. Versum is a company that has been, probably, created only a bit more than two years ago as a spin-off from another company, called Air Products, in the US, and in the intent to separate their semiconductor materials business at Versum. And it’s 2,300, about 2,300 additional colleagues for our company, that will join us at some point, and focused on advanced materials and process materials, as well as some services related to, and some equipment parts related to the semiconductor industry. Highly attractive portfolio which exactly feeds into the ambition that we have defined in PM.

And the company is headquartered in Tempe, Arizona, and almost as we speak Stefan, Stefan Oschmann, will be holding a town hall over there, maybe a bit later because they have an hour’s time difference, but later today, so you are the first to know, and – but later he will be presenting our company in Tempe, Arizona, to the Versum team. And it’s highly attractive, has 15 production facilities globally, about $1.3 billion sales, and that’s a perfect fit to our company.

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Group Growth Momentum

Marcus Kuhnert: Yeah. You can imagine that an almost €6 billion investment is – will have some impact on our Group financials, but it has very – also very positive impact, so let me start with some of them. So, first of all, Versum will add positively to our sales growth momentum – it is growing above the average growth momentum of the Group – and it will be also margin accretive, yeah? So the latest number that they have published, between 32% and 33% EBITDA margin, and that, obviously, is above our current Group average, so it will be margin accretive.

Secondly, we get more sales and more EBITDA, it’s as simple as it is. So our – on a pro forma basis that means if we take the 2018 numbers of the Group and add Versum just on top of it, it would mean an 8% increase in sales, a 13% increase in EBITDA and a 60 basis points increase in EBITDA margin. So this is nice because it pushes our Group, and as well as performance materials, in the right direction. In PM, just one thing, we would also have a very favourable portfolio shift, namely Semiconductor Solutions will account for roughly 50% of our PM portfolio going forward, which will help us, actually, to reach the staircase and to deliver on the promises that we have given to the markets to deliver on our strategy, which is going – coming back to a growth case in PM, latest from 2020 onwards, and stabilising the margin at around 30% where it has also positive effect is on earnings per share. We are immediately EPS pre-accretive after we have closed the transaction and we are EPS accretive relatively soon afterwards. And earnings per share is a key performance indicator, is a metric, which has very high correlation to the share price. So that means by and large, we would also in the long term expect a positive development on our share price on that.

And last, but not least, of course we have to mention this. It will increase our financial debt. So but not to the extent where we have been after the Sigma closing. As you know a very important metric for us is net debt to EBITDA. And after the Sigma acquisition, we were really stretched. We had a net debt to EBITDA ratio of 3.5 so that would mean if we would use all of our EBITDA to pay down our financial debt minus cash, it would take us three and a half years, which is quite a while yeah. And remember, we do not have EBITDA for paying down our debt and we have to pay taxes. We have to CAPEX. We have to pay dividends etc.

So we are far from being able to use our EBITDA to pay down debt, but this is the typical indicator. So 3.5 and now after the closing or after having realised Versum, we have a net debt to EBITDA ratio of 3. So we are a little bit better off than Sigma, but still we are back to a number between €13 billion and €14 billion financial debt in our balance sheet. That is quite a lot.

And what does that mean? It means that we are back in the times where we have to really, really focus on cash over the next two to three years at least. We have to generate a lot of cash flow in order to be able to do a swift and rapid deleveraging to regain financial flexibility again as soon as possible because as Kai rightly said, this has given us the opportunity now to digest Versum. Why? Because over the last three years, we have been so disciplined and we have been able to successfully divest consumer health, which gave us also some more than €3 billion cash inflow into our balance sheet.

So that enabled us actually now to take this opportunity to acquire Versum. We to do the same again over the next two to three years, focus on cash, very limited headroom for further M&A activities. And last, but not least, as I said a swift and disciplined deleveraging. Let me make one more point. Ben is absolutely right. The acquisition of Versum is predominantly a gross case, but still the synergies are a major part of the value creation. Without realising the synergies in full, this deal would not be financially attractive to say it very clear.

So that means we need to deliver the €75 million euro synergies after the first three years after closing. That is a must in order also to provide an attractive return to our shareholders. And our shareholders are not only the 30% out there in the market, our shareholders are also the 70%, which are held by the Merck family. And I can tell you they are very, very determined and very keen that we are going to deliver these synergies.

* * *

Speaker: But I need to reiterate that we are not yet done. So the deal is obviously not closed. We still have some work ahead of us. You see some of that is summarised here on the chart on top of me. So we need to obtain approval of the shareholders of Versum. We, in addition need to obtain all required regulatory approvals and also fulfill all other customary closing conditions. So ultimately, we expect to close that deal to ultimately acquire the company in full by the end of the year 2019.

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Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Merck KGaA, Darmstadt, Germany, management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include the following: Merck KGaA, Darmstadt, Germany’s ability to successfully complete the proposed acquisition of Versum Materials, Inc. (“Versum”) or realize the anticipated benefits of the proposed transaction in the expected time-frames or at all; Merck KGaA, Darmstadt, Germany’s ability to successfully integrate Versum’s operations into those of Merck KGaA, Darmstadt, Germany; such integration may be more difficult, time-consuming or costly than expected; the failure to obtain Versum’s stockholders’ approval of the proposed transaction; the failure of any of the conditions to the proposed transaction to be satisfied; revenues following the proposed transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the proposed transaction; the retention of certain key employees at Versum; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the impact of the proposed transaction on Versum’s credit rating; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; delays in obtaining any approvals required for the proposed transaction or an inability to obtain them on the terms proposed or on the anticipated schedule; the impact of indebtedness incurred by Merck KGaA, Darmstadt, Germany, in connection with the proposed transaction; the effects of the business combination of Versum and Merck KGaA, Darmstadt, Germany, including the combined company’s future financial condition, operating results, strategy and plans; and other factors discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany, website at www.emdgroup.com or in Versum’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended on September 30, 2018 and Versum’s other filings with the SEC, which are available at http://www.sec.gov and Versum’s website at www.versummaterials.com. Except as otherwise required by law, Merck KGaA, Darmstadt, Germany, assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Important Information and Where to Find It

This communication relates to the proposed merger transaction involving Versum and Merck KGaA, Darmstadt, Germany. In connection with the proposed merger, Versum and Merck KGaA, Darmstadt, Germany, intend to file relevant materials with the SEC, including Versum’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Versum or Merck KGaA, Darmstadt, Germany, may file with the SEC or send to Versum’s stockholders in connection with the proposed merger. STOCKHOLDERS OF VERSUM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, or Versum’s website at http://investors.versummaterials.com or by phone at 484-275-5907.

Participants in Solicitation

Versum, Merck KGaA, Darmstadt, Germany, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock in respect of the proposed transaction. Information about the directors and executive officers of Versum is set forth in Versum’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which was filed with the SEC on November 21, 2018, and the proxy statement for Versum’s 2019 annual meeting of stockholders, which was filed with the SEC on December 20, 2018. Information about the directors and executive officers of Merck KGaA, Darmstadt, Germany, is set forth on Schedule I of the Schedule 14A filed by Merck KGaA, Darmstadt, Germany, with the SEC on March 22, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.